EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Lee Enterprises, Incorporated:

We consent to the incorporation by reference in the registration statements (No. 333-06435, No. 333-132768, Post-Effective Amendment No. 1 to 333-132768, No. 333-167908, and No. 333-167909) on Forms S-8 and (No. 333-167907) on Form S-3 of Lee Enterprises, Incorporated of our reports dated December 10, 2010, with respect to the consolidated balance sheets of Lee Enterprises, Incorporated and subsidiaries as of September 26, 2010 and September 27, 2009, and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity, and cash flows for each of the 52-week periods ended September 26, 2010, September 27, 2009, and September 28, 2008, and the effectiveness of internal control over financial reporting as of September 26, 2010, which reports appear in the annual report on Form 10-K of Lee Enterprises, Incorporated for the fiscal year ended September 26, 2010.

Our report dated December 10, 2010, on the consolidated financial statements states that effective September 27, 2009, the Company changed the measurement date of its pension and postretirement obligations to the date of the fiscal year-end balance sheet in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 715, Retirement Plans.

/s/ KPMG LLP

Chicago, Illinois
December 10, 2010